Exhibit 5.2

December 31, 2025

RedHill BioPharma Ltd.
21 Ha'arba'a Street
Tel Aviv, 6473921, Israel

Re:    RedHill BioPharma Ltd. Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as special U.S. counsel to RedHill BioPharma Ltd., an Israeli company organized under the laws of the State of Israel (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-1, initially filed by the Company on December 31, 2025 (as thereafter amended or supplemented, the “Registration Statement”). The Registration Statement relates to the resale from time to time by YA II PN, LTD., a Cayman Islands exempt limited partnership (“Yorkville”) of up to 6,465,559 American Depositary Shares (“ADSs”), each ADS representing ten thousand (10,000) ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”) or 64,655,590,000 Ordinary Shares in the aggregate,  including (i) up to 5,000,000 ADSs (the “Advance ADSs”) that we may, at our discretion, elect to issue and sell to Yorkville from time to time after the date of the Registration Statement pursuant to that certain Standby Equity Purchase Agreement, dated December 19, 2025, by and between the Company and Yorkville (the “Purchase Agreement”), (ii) 386,593 ADSs (the “Initial Equity ADSs”) issued to Yorkville on the date of execution of the Purchase Agreement, (iii) 590,446 ADSs (the “Pre-Funded Warrant ADSs”) issuable upon exercise of pre-funded warrants (the “Pre-Funded Warrants”) at the exercise price of $0.0001 per ADS, that were issued to Yorkville on the date of execution of the Purchase Agreement, and (iv) an aggregate of 488,520 ADSs issuable to Yorkville as consideration for its irrevocable commitment to purchase the ADSs under the Purchase Agreement, to be issued in four installments, of which 122,130 ADSs were issued on the date of execution of the Purchase Agreement (the “Initial Commitment ADSs”), and an aggregate of 366,390 ADSs issuable in three equal installments (the “Subsequent Commitment ADSs”). The ADSs will be issued pursuant to a Deposit Agreement dated as of December 26, 2012 (the “Deposit Agreement”) among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and all owners and holders (each as defined therein) from time to time of ADSs of the Company issued thereunder.

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company, including the Pre-Funded Warrant, and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. We have also assumed that the Pre-Funded Warrant has been duly authorized and executed by the Company and delivered against payment in full of the consideration payable therefor.

When the ADSs are issued in accordance with the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such ADSs will be duly and validly issued under the Deposit Agreement and will entitle the holders thereof to the rights specified therein.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that (i) the Advance ADSs and the Subsequent Commitment ADSs, when the Advance ADSs and the Subsequent Commitment ADSs are issued in accordance with the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such Advance ADSs and the Subsequent Commitment ADSs will be duly and validly issued under the Deposit Agreement and will entitle the holders thereof to the rights specified therein, (ii) the Initial Equity ADSs and the Initial Commitment ADSs have been issued against the deposit of validly issued, fully paid and non-assessable Ordinary Shares and are duly and validly issued under the Deposit Agreement and entitle the holders thereof to the rights specified therein, and (iii) the Pre-Funded Warrant ADSs, when issued in accordance with the terms of the Pre-Funded Warrants, as applicable, and the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such Pre-Funded Warrant ADSs will be duly and validly issued under the Deposit Agreement and will entitle the holders thereof to the rights specified therein.

Please note that we are opining only as to the matters expressly set forth herein, that no opinion should be inferred as to any other matter. We are opining herein as to the laws of the State of New York as in effect on the date hereof, and we express no opinion with respect to any other laws, rules or regulations. This opinion is based upon currently existing laws, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. In rendering the foregoing opinions, we have relied, for matters involving Israeli law, solely on the opinion of Goldfarb Gross Seligman & Co., Israeli counsel to the Company.

This opinion is being rendered solely in connection with the registration of the offering and sale of the ADSs, pursuant to the registration requirements of the Securities Act.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement, and to the reference to us under the caption “Legal Matters” in the base prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur.

Very truly yours, /s/ Haynes and Boone, LLP Haynes and Boone, LLP